EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Broadwing Corporation Reports Financial Results for the

Fourth Quarter and Year End 2004

Company Reports Sales and Margin Momentum

Consolidated Revenue Reaches $672.3 Million for 2004

Consolidated Revenue Totals $219.9 Million for the Fourth Quarter

COLUMBIA, MD (February 16, 2005) – Broadwing Corporation (NASDAQ: BWNG), a leading provider of optical network communications services and solutions, today announced its fourth quarter and full year 2004 financial and operational results.

Revenue for the fourth quarter ended December 31, 2004, was $219.9 million, an increase of 54% versus the same period prior year, and annual revenue of $672.3 million, an increase of 114% from the prior year. Revenue was generated primarily from sales of communications services, as well as from communications equipment sales to the U.S. government. Comparisons with prior periods reflect the respective revenue contributions of the acquisitions of Broadwing Communications in July 2003 and Focal Communications in September 2004.

The consolidated net loss for the fourth quarter was $43.4 million, or a loss of $0.68 per share, as compared to a reported net loss of $55.4 million, or a loss of $1.20 per share for the fourth quarter 2003. Reported net loss for fiscal 2004 was $152.2 million, or a loss of $2.86 per share, as compared with a reported net loss of $260.5 million, or a loss of $6.00 per share for fiscal year 2003. The company’s reported net loss per share results are reflective of the company’s 1:20 reverse stock split and subsequent 1:1 stock dividend, essentially a 1:10 reverse stock split, that was effected October 8, 2004.

“This was a milestone year for Broadwing,” said Dr. David Huber, Broadwing Corporation’s chairman and chief executive officer. “In 2004, we completed the reorganization of our business, changed our name and stock ticker symbol, acquired Focal Communications, and expanded our market footprint. We signed new customers, increased sales with existing customers, introduced new services, and made marked improvements in both revenue and margins.”

“Broadwing’s financial results showed that our momentum is building and we are beginning to see a positive impact from our Focal acquisition, as well as from our continued focus on sales productivity and operating cost reductions,” Dr. Huber said.

Quarterly Results

In the fourth quarter of 2004, the communications services division contributed $212.2 million in revenue, a 30% increase from the prior quarter and an increase of approximately 50% over the same period in the prior year. Fourth quarter results included three months of revenue from the Focal Communications acquisition.

Long-distance and local voice services revenue was $105.2 million, an increase of 67% sequentially and a 114% increase from the third quarter 2004. The increase in voice revenue was due primarily to the inclusion of a full quarter of Focal revenue, as well as to an increase in revenue from sales of voice services to carrier/wholesale customers. Revenue from data and broadband services was $107.0 million in the fourth quarter, an increase of 7% from prior quarter and 17% from the fourth quarter 2003. As a result of the incorporation of a full quarter of Focal revenue, the product groups of data/broadband and voice contributed equally to total services revenue in the fourth quarter.

“Our fourth quarter results demonstrated that we continue to execute on our strategic plan,” said Lynn Anderson, chief financial officer of Broadwing Corporation. We grew communications services revenue in a challenging market across product lines and customer types, both organically and via the acquisition of Focal Communications.”

The Company’s equipment division reported $7.7 million of revenue for the quarter from sales of communications equipment and equipment services to the U.S. government. Equipment sales from a relatively small customer base result in fluctuations in revenue and gross profit from the Company’s equipment division. The fourth quarter equipment division revenue performance was particularly strong and should not be considered typical.

Fourth quarter 2004 results include $0.9 million of restructuring and other charges principally related to consolidation efforts associated with the acquisition of Focal Communications.

Financial Position

Cash, cash equivalents and investments were $274.4 million at December 31, 2004, a $47.3 million decrease from the prior quarter. The change in cash from last quarter included approximately $31.9 million of capital expenditures associated with network investments to support the Focal integration, growth in our voice services, and new market initiatives, such as the recently announced Converged Network, Voice over Internet Protocol (VoIP), and Media Services.

Fiscal 2004 Annual Results

For fiscal year 2004, revenue was $672.3 million as compared to $314.3 million for the prior year. Fiscal year 2004 results included a full 12 months of revenue from the Broadwing Communications acquisition and four months of revenue from the Focal Communications acquisition. The communications services division contributed $658.4 million to consolidated revenue. The equipment services division generated $13.9 million in revenue from equipment sales principally to the U.S. government.

Annual 2004 results included $3.9 million of restructuring and other charges principally related to consolidation efforts associated with the Broadwing Communications and Focal acquisitions.

Recent Announcements

Broadwing Communications this week announced that it is finalizing the construction of its unique Converged Services Network infrastructure based on Multiprotocol Label Switching (MPLS), to enable both Layer 2 and Layer 3 Virtual Private Network (VPN) services for enterprises and carriers. On track for general availability in the second quarter of 2005, the Converged Services Network will dramatically exceed the capabilities of traditional MPLS networks. The Broadwing Converged Services Network will offer both Layer 2 and Layer 3 VPN solutions at equivalent prices, enabling customers to choose the most appropriate technology for their specific applications. Highly secure, it will also enable enterprises to connect their sites in point-to-point or any-to-any configurations, using their choice of cost-effective access protocols (Ethernet, Frame/ATM, Private Line, DSL, etc.) for all locations, thus minimizing the total cost of ownership.

The Company also announced that it will enhance its Broadwing PRIorityConnect product to support Session Initiation Protocol (SIP). Broadwing PRIorityConnect is an intra/interLATA service that allows enterprise and carrier customers to originate and terminate VoIP calls to the public switched telephone network (PSTN) via Broadwing’s local and long haul voice services platform. Customers can consolidate traffic from around the country to a single location for connection to the PSTN. The addition of a SIP interface to Broadwing’s service will allow customers to hand traffic to Broadwing as Internet Protocol (IP), thus eliminating the need for customers to purchase and maintain expensive voice gateways.

Last month, Broadwing Communications announced it was awarded a major contract to provide MultiConnect private line services to W.W. Grainger, Inc. (NYSE: GWW), a leading broad line supplier of facilities maintenance products throughout North America. Under the multi-year contract, Grainger is utilizing Broadwing’s high performance, protocol agnostic MultiConnect private line service to connect several hundred Grainger locations in North America via the Broadwing network. Broadwing is providing Grainger with a secure, private and reliable Wide Area Network (WAN) solution that delivers data and voice services to Grainger’s 400 U.S. based branches.

Webcast Information

In conjunction with this announcement, Broadwing will host a conference call to review its fourth quarter and year end 2004 financial results and other operational developments, today, February 16th at 5:30 PM ET. The live broadcast of the conference will be available via Broadwing’s website, www.broadwing.com. An archived audio of the conference call will be available for future reference through the Broadwing website at www.broadwing.com.

About Broadwing Corporation

Broadwing Corporation, through its consolidated subsidiary Broadwing Communications, LLC, delivers innovative data, voice, and media solutions to enterprises, service providers, and government entities. Enabled by its one-of-a-kind, all-optical network and award-winning products and services, Broadwing Communications provides communications solutions with unparalleled customer focus and speed. Broadwing Corporation, via its Corvis Equipment Corporation subsidiary, also provides government agencies and service providers with advanced, scalable optical networking equipment designed to reduce the overall cost associated with building and operating optical networks. For more information, visit www.broadwing.com.

Broadwing and its logo and Broadwing PRIorityConnect, are trademarks and/or service marks of Broadwing Communications, LLC, and/or Broadwing Corporation. All trademarks and service marks not belonging to Broadwing are the property of their respective owners.

Investor Note Regarding Forward-Looking Statements

Statements in this press release regarding Broadwing Corporation and/or Broadwing Communications, LLC (collectively “Broadwing”), that are not statements of historical fact may include forward-looking statements, and statements regarding Broadwing’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Broadwing’s actual results could differ materially from these statements.

BROADWING CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Quarter Ended		Year Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
	(unaudited)	(unaudited)	(unaudited)
Revenue:
Communications services	$212,226	$140,354	$658,376	$310,175
Communications equipment	7,690	2,187	13,904	4,139

Total revenue	219,916	142,541	672,280	314,314

Operating expenses:
Cost of revenue:
Communications services	146,624	104,330	452,822	231,983
Communications equipment	1,023	(1,223)	2,606	33,036

Total cost of revenue	147,647	103,107	455,428	265,019

Research and development	2,441	6,960	14,995	46,802
Selling, general and administrative	73,218	58,974	255,782	151,735
Depreciation	31,859	9,988	56,928	34,529
Amortization	1,394	1,040	4,632	6,913
Equity-based expense	960	4,684	8,634	20,597
Restructuring and other charges	919	17,312	3,946	59,381

Total operating expenses	258,438	202,065	800,345	584,976

Operating loss	(38,522)	(59,524)	(128,065)	(270,662)

Interest expense, net of capitalized amounts	(7,774)	(237)	(31,275)	(504)
Other income and expense, net	2,912	4,286	7,161	10,308

Net loss before minority interest	(43,384)	(55,475)	(152,181)	(260,858)
Minority interest	—	91	—	387

Net loss	$(43,384)	$(55,384)	$(152,181)	$(260,471)

Net loss per share	$(0.68)	$(1.20)	$(2.86)	$(6.00)

Weighted average shares outstanding	63,959	47,718	53,217	43,059

BROADWING CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31, 2004	December 31, 2003
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$149,915	$256,490
Short-term investments	74,764	27,135
Trade accounts receivable, net	94,731	57,385
Inventories, net	1,270	772
Other current assets	22,757	17,817

Total current assets	343,437	359,599

Restricted cash, non-current	13,911	7,033
Long-term investments	49,676	13,197
Property and equipment, net	286,038	116,588
Intangible assets, net	30,152	24,883
Goodwill	48,696	—
Other non-current assets, net	9,080	7,315

Total assets	$780,990	$528,615

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable, net of discounts, and capital lease obligations, current portion	$117,324	$610
Accounts payable	12,453	21,791
Accrued expenses and other liabilities	95,027	62,022
Deferred revenue, current portion	11,752	13,087
Accrued restructuring and other charges	8,620	8,488

Total current liabilities	245,176	105,998

Notes payable, net of discounts, and capital lease obligations, net of current portion	52,218	2,500
Deferred revenue, net of current portion	13,608	17,684
Other long-term liabilities	14,950	4,764

Total liabilities	325,952	130,946

Stockholders’ equity:
Common stock*	679	493
Additional paid-in capital	3,137,927	2,927,838
Treasury stock, 1,228,180 shares at an average cost of $7.70 per share	(9,512)	(9,512)
Accumulated other comprehensive income (loss):
Unrealized investment gains (losses)	(717)	9
Accumulated deficit	(2,673,339)	(2,521,158)

Total stockholders’ equity	455,038	397,669

Total liabilities and stockholders’ equity	$780,990	$528,615

*	$0.01 per share par value; 190,000,000 authorized shares; 68,424,060 shares issued and 67,195,880 shares outstanding as of 12/31/04; 49,327,623 shares issued and 48,999,443 shares outstanding as of 12/31/03.

OTHER FINANCIAL INFORMATION

(In thousands)

	Unaudited Twelve Months Ended
	December 31, 2004	December 31, 2003
Capital expenditures	$84.0	$12.2

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Investor and Media Contacts:

Dawn Benchelt

Manager, Investor and Public Relations

Phone: (312) 895-8507

Fax: (312) 895-6680

Investorinformation@broadwing.com